Exhibit (d)
BLUE OWL ALTERNATIVE CREDIT FUND
MULTIPLE CLASS PLAN ADOPTED PURSUANT TO RULE 18f-3
Effective as of April 23, 2025
WHEREAS, Blue Owl Alternative Credit Fund (the "Fund") is a closed-end management investment company registered under the Investment Company Act of 1940, as amended (the "1940 Act"); and
WHEREAS, the Fund intends to apply to the Securities and Exchange Commission (the "SEC") for an exemptive order that would permit the Fund to offer multiple classes of shares (the "Order");
WHEREAS, if granted, reliance on the Order would require the Fund to comply with the provisions of Rule 18f-3 under the 1940 Act as if it were an open-end management investment company;
WHEREAS, Rule 18f-3 requires that a board of directors of an investment company desiring to offer multiple classes of shares pursuant to said Rule adopt a plan setting forth the differences among the classes with respect to shareholder services, distribution arrangements, expense allocations and any related conversion features or exchange privileges; and
WHEREAS, in anticipation of receipt of the Order, the Board of Trustees of the Fund (the "Board") seeks to adopt voluntarily a plan pursuant to Rule 18f-3 (the "Plan"), so that the Fund may issue multiple classes of shares of beneficial interest ("Shares") in compliance with the Order.
NOW THEREFORE, the Fund hereby adopts the Plan on the following terms and conditions:
A.    Class Designation; General Description of Classes
Upon receipt of the Order, the Fund will offer three (3) classes of Shares: Class I-F Shares, Class S-F Shares and Class U-F Shares. In general, Shares of each class shall be identical except for different expense variables (which will result in different yields or total returns for each class), certain related rights and certain shareholder services.
In addition, pursuant to Rule 12b-1 under the 1940 Act, the Fund has adopted a Distribution and Servicing Plan (the "12b-1 Plan") under which, following receipt of the Order, Class S-F Shares and U-F Shares will be subject to a distribution and servicing fee. A general description of the fees applicable to each class of Shares is set forth below.
1.    Class I-F Shares. Class I-F Shares are not subject to a sales load or a distribution and servicing fee under the 12b-1 Plan. Class I-F Shares require a minimum initial investment of $10,000,000, and a minimum additional investment of $5,000, except as described in the Fund's then-current Private Placement Memorandum.
2.    Class S-F Shares. Class S-F Shares are not subject to a sales load; provided, however, if such Class S-F Shares are purchased through certain financial intermediaries, those financial intermediaries may directly charge transaction or other fees, including upfront placement fees or brokerage commissions, in such amount as they may determine; provided further, however, that such financial intermediaries limit any such charges to 3.50% of the net offering price per Share for each Class S-F Share. Under the 12b-1 Plan, Class S-F Shares are subject to a distribution and servicing fee at the annual rate of 0.85% based on the aggregate net assets of the Fund attributable to Class S-F Shares, to be calculated, accrued and paid monthly. Class S-F Shares require a minimum initial investment of $10,000,000, and a minimum additional investment of $5,000, except as described in the Fund's then-current Private Placement Memorandum.
3.     Class U-F Shares. Class U-F Shares are not subject to a sales load; provided, however, if such Class U-F Shares are purchased through certain financial intermediaries, those financial intermediaries may directly charge transaction or other fees, including upfront placement fees or brokerage commissions, in such amount as they may determine; provided further, however, that such financial intermediaries limit any such charges to 3.00% of the net offering price per Share for each Class U-F Share. Under the 12b-1 Plan, Class U-F Shares are subject to a distribution and servicing fee at the annual rate of 0.75% based on the aggregate net assets of the Fund attributable to Class U-F Shares, to be calculated, accrued and paid monthly. Class U-F Shares require a minimum initial investment of $10,000,000 and a minimum additional investment of $5,000, except as described in the Fund's then-current Private Placement Memorandum.
The ability of the Fund to waive or adjust the minimum initial and subsequent investments shall be disclosed by the Fund in its then-current Private Placement Memorandum.
Prior to any public offering of the Shares, it is anticipated that investors will receive Class I, Class S and Class U Shares in exchange for their Class I-F, Class S-F and Class U-F Shares, respectively, in an intra-Fund exchange. The Fund intends to amend and restate this Plan to establish the terms of the Class I, Class S and Class U Shares prior to the commencement of any public offering. A 2.00% early repurchase fee payable to the Fund will be charged with respect to any repurchase of a shareholder's Class I, Class S or Class U Shares at any time prior to the one-year anniversary of the shareholder's acquisition of such Class I, Class S or Class U Shares, respectively, on a "first in-first out" basis. An early repurchase fee payable by a shareholder may be waived by the Fund in circumstances where the Board determines that doing so is in the best interests of the Fund, including for repurchase requests:
•arising from the death or qualified disability of a shareholder;
•submitted by discretionary model portfolio management programs (and similar arrangements);
•from feeder funds (or similar vehicles) primarily created to hold the Shares, which are offered to non-U.S. persons, where such funds seek to avoid imposing such a deduction because of administrative or systems limitations;
•in the event that a shareholder's Shares are repurchased because the shareholder has failed to maintain a $10,000 minimum account balance; and
•as otherwise described in the Fund's then-current Private Placement Memorandum.
To the extent the Fund determines to waive, impose scheduled variations of, or eliminate an early repurchase fee, it will do so consistently with the requirements of Rule 22d-1 under the 1940 Act, and the Fund's waiver of, scheduled variation in, or elimination of, the early repurchase fee will apply uniformly to all shareholders regardless of Share class.

B.    Expense Allocation of Each Class
Class-specific expenses of the Fund shall be allocated to the specific class of Shares of the Fund. Non-class specific expenses shall be allocated in accordance with Rule 18f-3 and any related guidance from the SEC or its staff. All expenses incurred by the Fund will be allocated, as provided for herein, among its classes of Shares based on the respective net assets of the Fund attributable to each such class. The value of the Fund's net assets attributable to each class of Shares shall be computed in the manner specified in the Fund's then-current Private Placement Memorandum for the computation of the Fund's net asset value.
In addition to different expenses associated with the 12b-1 Plan, each class of Shares may pay a different amount of the following expenses:
1.administrative and/or accounting or similar fees incurred by a specific class;
2.legal, printing and postage expenses related to preparing and distributing to current shareholders of a specific class materials such as shareholder reports, prospectuses and proxies;
3.Blue Sky fees incurred by a specific class;
4.SEC registration fees incurred by a specific class;
5.expenses of administrative personnel and services required to support the shareholders of a specific class;
6.trustees' fees incurred as a result of issues relating to a specific class;
7.auditor's fees, litigation expenses, and other legal fees and expenses relating to a specific class;
8.transfer agent fees and shareholder servicing expenses identified as being attributable to a specific class;
9.account expenses relating solely to a specific class;
10.expenses incurred in connection with any shareholder meetings as a result of issues relating to a specific class; and
11.any such other expenses (not including advisory or custodial fees or other expenses related to the management of the Fund's assets) actually incurred in a different amount by a class or related to a class's receipt of services of a different kind or to a different degree than another class, including reimbursement for any expense support provided to such class.
C.    Waivers and Reimbursements
Fees and expenses may be waived or reimbursed by the Adviser or its affiliates, or any other service provider to the Fund. Such waiver or reimbursement may be applicable to some or all of the classes and may be in different amounts for one or more classes.

D.    Income, Gains and Losses
Income, realized gains and losses and unrealized appreciation and depreciation shall be allocated to each class on the basis of the net asset value of that class in relation to the net asset value of the Fund, in each case in accordance with U.S. Generally Accepted Accounting Principles.
E.    Class Designation
Subject to approval by the Board, the Fund may alter the nomenclature for the designations of one or more of its classes of Shares.
F.    Conversion Features; Exchange Privileges
Shares of one class may be exchanged, including at the shareholder's option, for Shares of another class of the Fund (an "intra-Fund exchange"), if and to the extent an applicable intra-Fund exchange privilege is disclosed in the Private Placement Memorandum and subject to the terms and conditions (including the imposition or waiver of any sales load or repurchase fee) set forth in the Fund's then-current Private Placement Memorandum, provided that the shareholder requesting the intra-Fund exchange meets the eligibility requirements of the class into which such shareholder seeks to exchange.
Assuming the intra-Fund exchange meets the eligibility requirements of the class into which such shareholder seeks to exchange and the Fund has received proper instruction from the financial intermediary to effect such intra-Fund exchange and consents to such intra-Fund exchange, (i) a financial intermediary may, in its discretion, determine to exchange a shareholder's Shares at such shareholder's request and (ii) in certain cases, where a holder of Class S-F Shares or Class U-F Shares is no longer eligible to hold such class of Shares based on the shareholder's arrangements with its financial intermediary, such holder's Class S-F Shares and Class U-F Shares may be exchanged into an equivalent net asset value amount of Class I-F Shares.
G.    Additional Information
This Plan is qualified by and subject to the terms of the then-current Private Placement Memorandum for the applicable classes; provided, however, that none of the terms set forth in any such Private Placement Memorandum shall be inconsistent with the terms of the classes contained in this Plan.
H.     Effective Date; Amendments
This Plan shall become effective at such time as specified by the Board. This Plan may be terminated or amended at any time with respect to the Fund or a class of Shares thereof by a vote of a majority of the Board, including a majority of the Trustees who are not considered "interested persons" (as defined in Section 2(a)(19) of the 1940 Act) of the Fund.
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